UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2000

Ramp Networks, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

0-22369	77-0366874
(Commission File Number)	(IRS Employer Identification Number)

3100 De La Cruz Boulevard
Santa Clara, California   95054

(Address of principal executive offices including zip code)

(408) 988-5353
(Registrant's telephone number, including area code)

Item 5. Other Events.

On October 11, 2000, the board of directors of Ramp Networks, Inc. (the "Company") approved the adoption of the 2000 Non-Statutory Stock Option Plan (the "2000 Plan"). A total of 2,500,000 shares of common stock have been reserved for issuance under the 2000 Plan as of the date hereof. As of the date of this filing, options to purchase 655,050 shares of common stock were outstanding under the 2000 Plan.

The 2000 Plan provides for the granting of non-statutory stock options to employees and consultants (excluding officers, other than those newly hired and to whom an option grant is made in connection with commencement of their employment with the Company, and non-employee directors). The 2000 Plan may be administered by the board of directors or a committee of the board, each known as an "administrator". The compensation committee of the board of directors currently administers the 2000 Plan. The administrator determines the terms of options granted under the 2000 Plan, including the number of shares subject to an option, the exercise price or purchase price, and the term and exercisability of options. The administrator has the authority to grant nonstatutory stock options at prices below fair market value. Payment of the exercise price of options may be made in cash or other consideration as determined by the administrator. Generally, options granted under the 2000 Plan have a term of ten years and are nontransferable, although the administrator may grant options with limited transferability rights in certain circumstances.

In the event the Company is acquired by another company, or in the event of a sale of all or substantially all of our assets, we expect that awards outstanding under the 2000 Plan will be assumed or equivalent awards substituted by our acquirer or the purchaser of such assets. If the acquirer or purchaser does not agree to assume or substitute equivalent awards for outstanding options, then the administrator may provide notice that options will terminate on a specified date if not exercised or terminate each option in exchange for a payment equal to the excess of the fair market value of vested option shares over the exercise price.

The board of directors may amend, modify or terminate the 2000 Plan at any time as long as such amendment, modification or termination does not impair vesting rights of plan participants. Unless terminated earlier by the board of directors, the 2000 Plan will terminate in October 2010.

Item 7. Financial Statements and Exhibits.

    2000 Non-Statutory Stock Option Plan

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAMP NETWORKS, INC.

Date: October 18, 2000

By:	/s/ Perry Grace

Perry Grace
Vice President - Finance

RAMP NETWORKS, INC.

CURRENT REPORT ON FORM 8-K

EXHIBIT INDEX

Exhibit No.	Exhibit
10.1	2000 Non-Statutory Stock Option Plan